UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
December 19, 2007

NEONODE INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Biblioteksgatan 11 S111 46 Stockholm, Sweden
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
+468 678 18 50 — Sweden (925) 355-7700 — USA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Neonode Inc. (“Neonode”) plans to enter into a private placement where Neonode plans sell to a strategic investor (the “Investor”) 661,500 shares of Neonode common stock, $0.001 par value (“Common Stock”), at a per share purchase price of $3.25 and issue warrants to the Investor to purchase 496,125 shares of Common Stock, exercisable at a per share purchase price equal to the greater of (A) $3.92 and (B) the sum of $0.01 and the closing bid price of the Company’s Common Stock on the date immediately preceding the closing date of the private placement (“Investor Warrant Exercise Price”).

In addition, if the private placement is consummated Neonode plans to compensate the placement agent as follows: (i) issue warrants to the placement agent to purchase 49,612 shares of Common Stock, exercisable at a per share purchase price of $3.25, (ii) issue warrants to the placement agent to purchase 37,209 shares of Common Stock, exercisable at a per share purchase price equal to the Investor Warrant Exercise Price and (iii) a cash payment of $161,241 to the placement agent.

No binding agreements regarding the private placement have been entered into between Neonode and the Investor and the private placement will be contingent on Neonode obtaining the requisite amount of consents from Neonode investors who participated in Neonode’s September private placement.

This notice does not constitute an offer of any securities for sale. The securities proposed to be offered in the private placement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NEONODE INC.

Date: December 19, 2007	By:	/s/ David W. Brunton
Name: David W. Brunton
Title: Chief Financial Officer, Vice President, Finance and Secretary